Exhibit 10.14

MASTER MANAGEMENT AGREEMENT

BY AND BETWEEN

EVERGREEN ALLIANCE GOLF LIMITED, L.P., a Delaware limited partnership

and

FORE GOLF MANAGEMENT, LLC, a Florida limited liability company

April 24, 2012

MASTER MANAGEMENT AGREEMENT

THIS MASTER MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of April 24, 2012 (the “Effective Date”), by and between EVERGREEN ALLIANCE GOLF LIMITED, L.P., a Delaware limited partnership (“Tenant”) and FORE GOLF MANAGEMENT, LLC, a Florida limited liability company (“Manager”).

W I T N E S S E T H:

WHEREAS, Tenant is the owner of a leasehold interest in and to those certain golf courses identified on Exhibit A, including all amenities related thereto (each, a “Property” and collectively, the “Properties”);

WHEREAS, Tenant’s leasehold interest in each Property is subject to a lease agreement as identified and described on the attached Exhibit A (each, a “Lease” and collectively, the “Leases”);

WHEREAS, Tenant desires to have Manager manage and operate the Properties and Manager is willing to perform such services for Tenant in accordance with the terms and conditions contained in this Agreement,

NOW, THEREFORE, for and in consideration of the mutual covenants, promises, and agreements herein contained, the parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS

1.1 Definitions. All capitalized terms referenced or used in this Agreement and not specifically defined herein shall have the meanings set forth on Exhibit B attached hereto and made a part hereof for all purposes.

ARTICLE 2.

APPOINTMENT OF MANAGER

2.1 Appointment/Use. Tenant hereby retains and appoints Manager to supervise, manage and operate the Properties on behalf of Tenant during the Term effective upon the Commencement Date for each such Property, subject to the terms and conditions set forth in this Agreement, including without limitation the terms of Section 2.2 hereof, and the Leases. Manager hereby accepts such appointment. Subject to Tenant’s rights hereunder, Tenant hereby grants to Manager the use and possession of the Properties during the Term of this Agreement for the purposes set forth herein.

2.2 Approvals. With respect to any provision of this Agreement conferring a right of Tenant to approve or consent to an action proposed to be undertaken by Manager, Manager shall submit such matter to Tenant in writing with a copy to the applicable Landlord, and Tenant shall use reasonable efforts to timely review and approve or disapprove any such policies, plans, procedures, Budgets and other matters required to be approved by Tenant hereunder within the time period set forth herein. Tenant may not in any event unreasonably withhold, condition or delay its consent or approval, and Tenant and Manager shall use good faith commercially reasonable efforts to timely resolve any disputes. If, notwithstanding such good faith or commercially reasonable efforts, Tenant and Manager are not able to agree with respect to any matter over which Tenant has a right to consent or approve, either party may submit such dispute to Landlord for a resolution. Tenant and Manager hereby agree that Landlord’s decision with respect to any such dispute shall control. Tenant shall have five (5) business days from the date of submission from Manager to review and approve or disapprove such proposal, unless a different approval period is specified in this Agreement with respect to such matter. Failure to respond within such five (5) business day period shall be deemed to be an approval. If Landlord is required to resolve a dispute as set forth in this Section 2.2, Landlord shall have either (i) one (1) business day following receipt of Tenant’s or Manager’s request to resolve a dispute to resolve such dispute in favor of Tenant or Manager or (ii) if Landlord was not provided a simultaneous copy of the original approval request submitted to Tenant, six (6) business days following the date of such request to resolve the dispute. In the event Landlord fails to resolve such dispute in favor of Manager or Tenant within the applicable time period set forth in the previous sentence, Manager’s proposal shall be deemed to have been approved.

ARTICLE 3.

TERM

3.1 Term. The term of this Agreement shall commence on the Commencement Date for each such Property, and shall continue until 11:59 p.m. eastern on December 31, 2014, unless sooner terminated or otherwise extended according to the provisions hereof (the “Term”).

ARTICLE 4.

BUDGETS

4.1 Business Plan. Manager shall develop and submit to Tenant and Landlord a proposed Business Plan for each Fiscal Year no later than sixty (60) days prior to the beginning of each Fiscal Year commencing Fiscal Year 2013. Manager and Tenant acknowledge and agree that the Business Plan for each of the Properties for the balance of Fiscal Year 2012 is attached hereto as Schedule 4.1. The Business Plan shall be prepared for each Property as a whole and on a departmental basis, if appropriate, and shall include (i) the Annual Operations Budget (as defined in Section 4.2) for the forthcoming Fiscal Year, together with a description of the assumptions upon which the Annual Operations Budget is based, including but not limited to a description of the specific assumptions related to the income and expenses with respect to tournaments and social catering, (ii) a narrative description of plans and goals, including the marketing plan, (iii) proposed marketing, sales, promotion, advertising, and public relations concepts for such Property, (iv) a schedule of proposed greens fees and other rates for such Property, and (v) the Capital Improvement and Replacement Budget (as defined in Section 4.3) for the forthcoming Fiscal Year.

4.2 Annual Operations Budget. Manager shall prepare and submit to Tenant and Landlord, as part of the Business Plan to be submitted pursuant to Section 4.1, for Tenant’s review and approval, the proposed annual operations budget for each Property for the upcoming Fiscal Year (the “Annual Operations Budget”) in a format acceptable to Tenant. Each proposed Annual Operations Budget shall be prepared for each Property as a whole and on a departmental basis, if necessary, and include all revenue opportunities, inventory requirements, and other costs and expenses as can be reasonably anticipated for the promotion and operation of such Property for the upcoming Fiscal Year.

4.3 Capital Improvement and Replacement Budget. Subject to the terms of Section 7.1.4, Manager shall prepare and submit to Tenant and Landlord, as part of the Business Plan to be submitted pursuant to Section 4.1, for Tenant’s review and approval, the proposed capital improvement and replacement budget for each Property for the upcoming Fiscal Year (the “Capital Improvement and Replacement Budget”). Each proposed annual Capital Improvement and Replacement Budget shall be prepared for each Property on a whole and on a departmental basis, if necessary, and include the projected Capital Expenditures for such Property for the upcoming Fiscal Year.

4.4 Approvals. Tenant shall approve or reasonably disapprove (and provide written comment with respect to any disapproval) any proposed budgets prepared by Manager, or any part(s) thereof, within thirty (30) days following Tenant’s receipt of such proposed budget from Manager. In the event Tenant fails to approve or disapprove any proposed budgets within such thirty (30) day period, then the proposed budgets shall be deemed approved by Tenant (any such proposed budget, Annual Operations Budget or Capital Improvement and Replacement Budget approved or deemed approved by Tenant is hereinafter referred to as the “Budget” or “Budgets”).

4.4.1 Disapproved Budgets. If Tenant and Manager are unable to agree upon all aspects of any proposed Budget of a Property for a Fiscal Year prior to the beginning of such Fiscal Year, then (i) Manager will operate such Property in accordance with those portions, if any, of the Budget approved by Tenant, and (ii) with respect to those portions of the Budget still subject to dispute between Tenant and Manager, Tenant and Manager shall continue to use their best efforts to agree upon a Budget and until the same is approved, the approved Budget for the prior Fiscal Year shall remain in effect as the current approved Budget with the following modifications: (i) the amounts set forth for expenses over which the Tenant or Manager has reasonable control (such as payroll, advertising and operating supplies) shall be increased by the percentage increase in the CPI over the prior Fiscal Year and (ii) the amounts set forth for expenses over which the Tenant or Manager does not have reasonable control (such as insurance, utilities and permit fees) shall be the actual amounts which is required to be paid for such items.

4.4.2 Operation in Accordance with Budgets. Subject to the terms of Section 4.5, Manager shall use commercially reasonable efforts to operate the Properties in accordance with the existing Budget(s).

4.5 Unanticipated Expenditures and Reallocation of Funds. Manager may reallocate all or any portion of any amount budgeted with respect to any one item in the Budget to another item in the Budget for any expenditures that were unanticipated at the time of preparation of the Budgets but are reasonable and necessary to carry out the provisions of this Agreement; provided, however, any reallocation or increase in a budgeted item in excess of either (i) ten percent (10%) of the amount of such budgeted item or (ii) $5,000 shall require Tenant’s approval, and in any event any such variances or reallocations shall be reflected in the General Manager’s summary report described in Section 5.2.9. Tenant acknowledges that Manager has not made and, by proposing the Budgets, does not make any guarantee, warranty, or representation of any nature concerning the Budgets, the amounts of Gross Revenues or Expenses or cash flow, or the Capital Improvement and Replacement Budget requirements to be generated or incurred from the operation of the applicable Property. Manager shall not under any circumstances be required to, or be deemed to have any duty to, advance any of its own funds to cover any unanticipated expenditures.

ARTICLE 5.

SERVICES OF MANAGER

5.1 General Management Responsibilities. Manager shall have the duty, responsibility and authority to perform the acts that are reasonably necessary and appropriate to operate and manage each Property in a manner consistent with the Budgets and in compliance with the terms and conditions of the applicable Lease for such Property. In the execution of such duty, Manager shall, subject to the approved Budgets and Major Decisions, be authorized to (i) determine and establish operating policies, standards of operation, services and maintenance, pricing and other policies and procedures of each Property that are reasonably designed to provide for the efficient and profitable operation of such Property, and (ii) perform any such acts necessary or desirable for the operation and maintenance of each Property that are consistent with the Standards.

5.2 Management Services. Subject to the Major Decisions and the applicable Budget, Manager shall have the following management duties, powers, and authorities set forth in this Section:

5.2.1 Operational Services. Manager shall provide management services for all areas of operations for the Properties (the “Operational Services”) in accordance with this Agreement, the applicable Lease, and in accordance with the Standards, which services shall include payment of Expenses as they become due during the Term. On the Commencement Date, Manager shall pay prorated Rent due for the month in which the Commencement Date occurs.

5.2.2 Human Resource Management Services. Manager shall provide procedures, techniques, and programs to, and shall use due care and diligence in the evaluation, hiring, training, supervision and maintenance of qualified personnel to become staff members for each Property including the General Manager, Director of Golf or Golf Course Superintendent (Agronomist), revenue manager, operations manager, director of sales and marketing, maintenance engineer, and support personnel (to the extent each such position is deemed necessary by Tenant and Manager), provided, however, Tenant shall have the right to approve the Manager’s candidate for the position of General Manager, Director of Golf and Golf Course Superintendent (Agronomist) (or any replacement thereof), which approval shall not be unreasonably withheld, and further provided that in no event shall Tenant be deemed to be a co-employer of such employees. Manager shall provide Tenant with personnel requirements and compensation levels for each department. Manager, through the General Manager, shall have the authority to hire, promote, discharge, and supervise all other personnel employed at the Properties. Manager shall provide the staff of each Property with job descriptions, employee handbooks, operational/procedural manuals and an employee incentive program for personnel under Manager’s direction as Manager shall determine from time to time. Manager shall interview, hire and maintain competent employees so as to maximize the performance of each Property, but where possible shall strive to focus on interviewing, hiring and maintaining competent local employees so as to minimize relocation expenses. Notwithstanding the foregoing, the parties acknowledge and agree that Manager is not assuming and shall have no liability under any employment contracts in effect on or before the Commencement Date.

5.2.3 Purchasing Contracts/Service Agreements. As of the Commencement Date, Manager shall comply with all obligations of Tenant with respect to those certain capital leases, operating leases and operating contracts listed on the attached Schedule 5.2.3, to the extent such obligations arise after the Commencement Date. (The parties acknowledge that as of the Effective Date there appear to be ten (10) to thirteen (13) golf carts missing at Majestic Oaks Golf Club in Ham Lake, Minnesota, based on the number of golf carts present at such Property compared to the number of carts subject to the equipment lease for such carts. The Parties further acknowledge that any liability arising with respect to such missing golf carts shall be deemed to have arisen prior to the Commencement Date and Manager shall have no liability with respect thereto.) Manager shall purchase such food, beverages, equipment, operating supplies and other materials necessary for the operation of each Property and consistent with the applicable Annual Operations Budget. Manager shall negotiate and consummate such agreements and equipment leases, as necessary for the furnishing of utilities, services, concessions and supplies for the maintenance and operation of each Property subject to and consistent with the applicable Annual Operations Budget (collectively, the “Operating Contracts”). Manager represents that it will use commercially reasonable efforts to secure the services and supplies referenced above at prices which are reasonably comparable to competitive market prices. Upon the expiration or earlier termination of this Agreement, Tenant shall have the obligation, with respect to any Operating Contract specifically approved by Tenant, to either assume such Operating Contract or terminate such Operating Contract, in which case all expenses or fees for such termination shall be the responsibility of Tenant. Additionally, Tenant shall allow Manager to enter into beverage agreements with Tenant’s Affiliate that holds the liquor, beer and wine licenses at the Properties to the extent allowable under local law during interim period while Manager uses commercially reasonable efforts to obtain its own licenses and otherwise cooperate with the transfer of the existing liquor, beer and wine licenses. The cost of such transfer shall not be the obligation of the Manager or an Expense.

5.2.4 Repairs and Maintenance. Manager shall take any and all actions required to keep each Property and related facilities in good repair and shall coordinate all repairs, replacements, and improvements necessary to keep the Properties in compliance with Section 5.1 of each of the Leases, pursuant and subject to the Budget and subject to Tenant’s right to approve Major Decisions. Notwithstanding the foregoing, Manager shall not be in default of this Section if Manager fails to make necessary repairs, replacements or improvements to the Properties if (i) such failure relates to a portion of a Property subject to an Initial Improvement Project set forth in Section 7.1.4, and (ii) such failure to repair, replace or improve such component of a Property was directly caused by the failure of Landlord to fund such Initial Improvement Project.

5.2.5 Intentionally Omitted.

5.2.6 Legal Actions. Manager may engage attorneys and other advisors, with Tenant’s prior approval, to represent the Tenant, Manager and the applicable Property in the protection or defense of all operational matters, and to protect the assets and interests of such Property. Such action shall be in Tenant’s and/or Manager’s name as necessary.

5.2.7 Government Regulations/Mortgages/Licenses, Permits and Accreditations. Manager shall comply with and cause each Property to comply with in all material respects all applicable statutes, ordinances, laws, rules, regulations, or orders of any governmental or regulatory agencies and the terms and provisions of the applicable Lease. Manager shall make application, obtain, maintain and renew in the name of the Property, Tenant or Manager as necessary or desirable, all licenses, permits, governmental approvals, and accreditations (e.g., health permits, boiler permits, fire permits, and if applicable to the extent required pursuant to Legal Requirements, liquor licenses) required in connection with the management and operation of the Property. Manager shall use commercially reasonable efforts to comply with any Property operating covenants contained in any mortgage or deed of trust affecting the Property as of the Effective Date or thereafter.

5.2.8 Accounting Services. Manager shall establish and maintain a uniform accounting system, internal controls and reporting systems in accordance with the standard industry accounting practices and generally accepted accounting principles for the Properties (the “Accounting Principles”). Manager shall coordinate the setup of all requisite computer hardware and software for the operation of each Property. Manager shall pay, as an Expense, when due all assessments, taxes, charges, levies, fees and other impositions and charges of every kind and nature applicable to each Property, and prepare and file all applicable returns required with respect to such taxes, assessments, impositions or charges excluding, however, any (i) income tax or franchise tax returns required to be filed by Tenant and (ii) any challenges to any real property or other ad valorem taxes, initiated by Tenant.

5.2.9 Reports. Manager shall deliver by email each Monday, to Landlord, Tenant and to such additional persons as Tenant may designate from time to time, a weekly operating report detailing the golf rounds played and revenue by category achieved by each Property during the previous week. Beginning with the first Friday of the Term and every other Friday thereafter,

Manager shall provide to Landlord and Tenant a pace report detailing business, whether closed or pending, with respect to tournaments and social catering events for the current and future calendar years. Manager shall also provide Landlord and Tenant with Financial Statements for the each Property on a monthly basis within fifteen (15) days of the end of each Fiscal Month with complete financial statements of each Property, which shall include an income (or profit and loss) statement, in a format approved by Landlord, which compares actual performance to budgeted performance and actual performance compared to the prior Fiscal Year, sources and uses of funds, an operating balance sheet showing the results of the operation of the Property for the immediately preceding month and for the Fiscal Year to date, (i) interim Financial Statements, (ii) a General Manager’s summary report covering material operating issues, balance sheet movements and accounts receivable aging, (iii) a twelve (12) month rolling cash flow projection, and such other information as mutually and reasonably agreed upon by Landlord, Tenant and Manager in a format reasonably acceptable to Landlord. With respect to the Financial Statements for any Fiscal Month that coincides with the last month of a fiscal quarter, such Financial Statements shall be certified to Landlord and Tenant by the Chief Financial Officer of Manager. Manager shall provide to Landlord and Tenant, within sixty (60) days after the close of each Fiscal Year, a Financial Statement certified by the Chief Financial Officer of Manager showing in detail the financial activities of each Property for the Fiscal Year then ended, together with, and including without limitation, profit and loss statement, balance sheet, sources and uses of funds, income statement, a budget variance analysis, report indicating balance in Capital Reserve Account, accounts receivable statement and a statement of the Net Operating Income achieved by the Property and the NOI Fee, if any, all consistent with the Accounting Principles and in a format reasonably acceptable to Landlord.

5.2.10 Sarbanes Oxley. Manager hereby agrees to provide Landlord reasonable access to each Property, including the books and records, and reasonable assistance necessary to Landlord that will allow Landlord to conduct activities necessary to satisfy such responsibilities, including, but not limited to, the activities stipulated by the Public Company Accounting Oversight Board in its release 2004-1, or other similarly promulgated guidance by other regulatory agencies. Manager shall be reimbursed for all of its reasonable expenses incurred for all such services and assistance requested by Landlord. Manager agrees to provide, at Landlord’s request and expense, evidence of Manager’s documented policies, if any, regarding “whistle-blower” procedures and regarding the reporting of fraud or misstatements involving financial reporting of each Property.

5.2.11 Bank Accounts. Manager shall maintain in the Manager’s name (except for the Capital Reserve Account which shall be in Landlord’s name as set forth in Section 7.1.3) the Bank Accounts provided in Article 7.

5.2.12 Inspections and Audits. Landlord and Tenant, or their respective agents, shall have the right but not the obligation to inspect each Property at any time and to inspect and/or audit or to cause an independent audit of the books and records of such Property at such party’s expense; provided, however, that such party shall use commercially reasonable efforts to conduct any such inspections and/or audits in such a way as to not materially interfere with the operation of the Property in the ordinary course of business. Manager specifically acknowledges and agrees that Landlord shall have the right to inspect and audit the books and records of Manager in accordance with the terms and conditions of the applicable Lease. Upon the expiration of the Term, Manager shall provide Tenant and Landlord a copy of all books and records regarding the operation of each Property during the Term.

5.2.13 Management Information System Services. Manager acknowledges that Tenant has developed proprietary materials, to which Manager may be made privy. Accordingly, Manager agrees to keep confidential (except as legally required) the content of any proprietary materials, including, but not limited to, manuals, programs, marketing and promotional materials, and training materials (the “Information”). Upon request or termination of this Agreement, all Information shall be returned to Tenant. Tenant shall own any Information developed during the Term for the benefit of the Property and may use such Information in the ongoing operation of the Properties following the expiration or earlier termination of this Agreement, or transfer the Information to the applicable Landlord. Information shall not include information that (i) was previously known to Manager or any of its Affiliates (other than from a disclosing party), or (ii) is available or, without the fault of Manager or any of its Affiliates, becomes available to the general public, or (iii) is lawfully received by Manager or its Affiliates from a third party that, to Manager’s knowledge, is not bound by any similar obligation of confidentiality.

5.2.14 Deposit of Revenues. Subject to the terms of Section 5.2.18, Manager shall initially deposit all Gross Revenues achieved by each Property into the Depository Account for such Property. Funds in the each Depository Account shall be managed in accordance with Article 7.

5.2.15 Capital Reserve Payment. Manager shall deposit no later than the tenth (10th) business day of the following Fiscal Month an amount equal to one twelfth (1/12) of three percent (3%) of Revenues into the Capital Reserve Account established for such Property (the “Capital Reserve Payment”). The amounts to be deposited to the Capital Reserve Account shall be cumulative so that in the event there is not a sufficient amount of Gross Revenue generated in a particular Fiscal Month to make the Capital Reserve Payment for such Fiscal Month the amount of the deficiency shall be carried forward and added to the Capital Reserve Payment for the subsequent Fiscal Month(s) until the deficiency is paid. During the Term, up to one third (1/3) of such Capital Reserve Payment may be applied to golf cart and equipment leases.

5.2.16 Employees. All employees of the Properties shall be the employees of Manager; however, all salaries, wages, employee benefits (including profit sharing and 401K plans) insurance premiums, payroll taxes, training costs, hiring and moving expenses, staffing costs, costs of defending employee claims, settlement costs, payment of employment claims (other than any employment claim subject to Manager’s indemnification obligation contained in Section 11.2) and any other employee expense or compensation (collectively, the “Employee Expenses”) shall be included as an Expense and shall be set forth in the applicable Budget. Benefit plans for the benefit of employees may be joint plans for the benefit of employees at more than one property owned, leased or managed by Manager or its Affiliates. The administrative expenses of any joint plans will be equitably apportioned by Manager among properties covered by such plan based on the number of employees at the Property versus the number of employees participating in such joint plan overall.

5.2.17 Insurance. Manager shall obtain insurance of the types and in the amounts set forth on the attached Schedule 5.2.17 from an underwriter(s) licensed to do business in the state where the applicable Property is located, the cost of which shall be an Expense. All policies shall name Tenant as an additional insured, or insured as Tenant’s interest may appear. Manager shall furnish to Tenant and Landlord certificates of insurance evidencing such insurance on or before the Commencement Date, and shall thereafter furnish certificates upon request. Manager shall provide Tenant and Landlord with thirty (30) days’ written notice of any material change, termination or cancellation of any policy.

5.2.18 Annual Prepaid Dues. Commencing with prepaid dues received for calendar year 2013, Manager hereby agrees to deliver, promptly upon receipt by Manager, all Annual Prepaid Dues (as defined in the applicable Leases) to Tenant so that Tenant may comply with the terms of Section 22.2 of certain of the Leases, and Tenant hereby agrees to deliver, promptly upon receipt by Tenant from Landlord, all monthly installments of such Annual Prepaid Dues to Manager, which monthly installments shall be deemed to be Gross Revenues when received by Manager. Notwithstanding the foregoing, Tenant hereby directs Manager to deliver all Annual Prepaid Dues directly to Landlord, in lieu of delivering such amounts to Tenant for Tenant to deliver to Landlord pursuant to Section 22.2 of the applicable Leases. Further, Tenant hereby covenants with Manager to direct Landlord to deliver monthly installments of the Annual Prepaid Dues directly to Manager in lieu of Landlord delivering such amounts to Tenant for Tenant to then deliver to Manager pursuant to this Section 5.2.18.

5.2.19 Aged Receivables. Tenant and Manager acknowledge that approximately $1,000,000 in aggregate receivables for the Properties remain outstanding as of the Commencement Date (the “Pre-Term Receivables”), a schedule of which are attached hereto as Schedule 5.2.19. All Pre-Term Receivables shall remain the property of Tenant, however, Manager shall use good faith, commercially reasonable efforts to collect such Pre-Term Receivables on behalf of Tenant. In consideration of such efforts, Manager shall have the right to retain the following amounts of any such Pre-Term Receivables collected by Manager during the Term: (i) ten percent (10%) of any Pre-Term Receivables aged thirty (30) days or less as of the Commencement Date, (ii) fifteen percent (15%) of any Pre-Term Receivables aged over thirty (30) days but less than sixty (60) days as of the Commencement Date and (iii) twenty percent (20%) of any Pre-Term Receivables aged sixty (60) days or more as of the Commencement Date (the “Collection Fee”). Manager shall have the right to retain such amounts even if such Pre-Term Receivable had been first submitted to a collection agency by Manager or Tenant, provided Manager’s percentage shall be net of any fee charged by such collection agency. If any Pre-Term Receivables remain uncollected by Manager sixty (60) days following the Commencement Date (the “Remaining Pre-Term Receivables”), Tenant may move the collection efforts for the Remaining Pre-Term Receivables to a collection agency of Tenant’s choosing, and Manager shall not be eligible to receive a Collection Fee on the Remaining Pre-Term Receivables. The Pre-Term Receivables shall not be deemed to be Gross Revenues, and Manager shall deliver the Pre-Term Receivables (less the amounts set forth in the previous sentence) to Tenant promptly after receipt by Manager.

5.2.20 Payables. Tenant hereby acknowledges that Manager shall have no liability with respect to any payables outstanding with respect to any Property as of the Commencement Date for such Property. Tenant shall be responsible for all obligations and liabilities with respect to accounts payable related to the Properties outstanding as of the Effective Date or attributable to the period prior to the Effective Date. Such accounts payable shall not be transferred to or assumed by Manager and Tenant shall indemnify Manager against any claim or liability incurred by Manager with respect to such accounts payable. Tenant hereby agrees to satisfy all accounts payable set forth on the attached Schedule 5.2.20 on or before five (5) Business Days following the Commencement Date for the applicable Properties to which such payables apply.

5.3 Other Duties and Prerogatives. Subject to the terms of this Agreement, the Budgets and the Major Decisions, Manager shall have all the prerogatives ordinarily accorded a manager in the ordinary course of commerce, including, but not limited to, the collection of proceeds from the operation of the Properties, the incurring of trade debts, the approval and payment of obligations, and the negotiating and signing of operating leases and contracts.

5.4 Membership Documents. The terms of this Section 5.4 shall apply to any Property that is subject to Membership Documents. The Membership Documents may be amended by Manager in accordance with the terms thereof from time to time, at Manager’s sole discretion, and any rules and regulations, membership agreements and financing addenda related thereto and any and all other documents governing the Golf Club, provided any such amendment is not material in nature and further provided that a copy of any such amendment is provided to Tenant and Landlord within ten (10) days of its adoption. Any material amendment to the Membership Documents shall require Tenant’s and Landlord’s prior written consent. An amendment to the rules and regulations governing usage of the Golf Club shall not be subject to the Tenant’s and Landlord’s approval; provided such amendment is customary and generally in conformity to other Comparable Clubs and may be amended or terminated at any time by the Manager or any subsequent operator of the Golf Club. For purposes hereof, an amendment to the Membership Documents shall be deemed to be a “material” amendment if it relates to (i) the refundability of membership fees or membership deposits, (ii) any restriction or covenant that runs with or binds the Property or Landlord, (iii) the nature of the Golf Club as an equity or non-equity club, (iv) any amendment which purports to or may create contractual liability to the Landlord, or (v) any life or other term membership with reduced dues or no dues requirements. Notwithstanding the foregoing, the creation of non-equity and/or nonrefundable memberships shall not be deemed to be “material” for purposes of this Section 5.4. Subject to the terms of Section 11.1 hereof, Tenant shall protect, indemnify, pay, save and hold harmless Manager for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Manager by reason of any liability related to the refund of deposits, securities violations, or other liabilities associated with the Membership Documents (a) arising or accruing prior to the Commencement Date, or (b) arising after the Commencement Date from any act of Tenant, its employees, agents or contractors with respect to such Membership Documents. For purposes of this Section 5.4, the terms “Membership Documents” and “Golf Club” shall have the meanings ascribed to such terms in the applicable Lease.

5.5 Authority. Subject to the applicable Major Decisions and the other terms and conditions of this Agreement, Manager shall have the authority to manage and operate each Property and to direct, control, and implement all policies, procedures, operational programs, standards of service, and pricing with respect to the operation of each Property. Manager’s authority, discretion, and control in matters relating to the management and operation of the Properties shall extend to and include, without limitation, determining and establishing greens and cart fees, food and beverage prices, and any other charges and fees, the collection of all revenues from the operation of the Properties, the development and implementation of employment policies, the maintenance of bank accounts, the procurement of inventories, supplies, and services, and the promotion and marketing of each Property. Manager shall not make any Major Decisions or take any actions with respect to Major Decisions except for those specifically authorized by the applicable Budget or otherwise approved in advance by Tenant or by Landlord pursuant to Section 2.2.

5.6 Emergency Condition. Notwithstanding the foregoing, in the event during the Term of this Agreement, a condition should exist in, on, or about any Property of an emergency nature which reasonably requires immediate action to preserve and protect such Property, or to protect such Property’s guests, members, or employees, Manager is authorized to take all steps and to make all expenditures reasonably necessary to repair and correct any such condition, whether or not provisions have been made in the applicable Budgets for any such expenditures. Manager shall give prompt notice to Tenant and Landlord of any such condition as soon as possible.

ARTICLE 6.

TENANT’S DUTIES

6.1 Tenant Funding. Tenant shall deposit into the Depository Account, or deliver to Manager for Manager to deposit into the Depository Account, in accordance with the time periods described below, the following categories of funds to be used by Manager to operate and maintain the Property in accordance with the terms recited herein.

6.1.1 Inventory/Working Capital Allowance. No later than one (1) business day following the Commencement Date, Tenant shall deposit into the applicable Depository Account (i) an amount equal to the Initial Cash Balance and (ii) an amount (the “Inventory Allowance”) equal to the amount by which the value of the par pro shop inventory for each Property as set forth on Exhibit A (the “Par Pro Shop Inventory”) exceeds the value of pro shop inventory at the Properties as of the Commencement Date. Manager agrees to use the Initial Cash Balance for Working Capital (as defined in the applicable Lease), and the Inventory Allowance for purchase of pro shop inventory with respect to the applicable Property. Upon expiration or earlier termination (including partial termination) of this Agreement, Manager shall surrender the Properties to Tenant with pro shop inventory in place at the level of Par Pro Shop Inventory, and levels of other categories of inventory at such levels as existed as of the Commencement Date.

6.1.2 Prepaid Membership Allowance. Tenant shall provide Manager an amount equal to approximately $4,328,637, which amount represents the prorated amount of all prepaid membership dues for 2012 previously collected by Tenant for the Properties, which amount shall be delivered by Tenant in equal monthly installments of $541,079.63 commencing on the Commencement Date through the end of Fiscal Year 2012 (the “Prepaid Membership Allowance”). The Prepaid Membership Allowance shall be allocated amongst those Properties from which Tenant originally collected such prepaid membership dues, and such monthly amount shall be deemed to be part of Gross Revenues for each such Property when received.

6.1.3 Event Deposit Transfer. Prior to the Commencement Date, Tenant collected approximately $1,956,238.00 in event deposits with respect to certain Properties that pertain to events scheduled to occur following the Commencement Date, including but not limited to prepaid deposits for any tournaments, outings, banquets or other reservations. Tenant shall provide such deposits to Manager within five (5) business days of Tenant’s receipt of Manager’s written notice (to be delivered no more frequently than monthly) of such amounts having become earned pursuant to the terms of such event agreements, which notice shall include reasonably acceptable supporting documentation of the amount so earned (the “Event Deposit Transfer”). Manager shall treat such amounts as Gross Revenue at such time as Manager receives such amounts from Tenant, or, if and as applicable, shall refund such deposits from the Event Deposit Transfer pursuant to the terms of the applicable event agreements.

6.1.4 Redemption Liabilities Reimbursement. Manager and Tenant acknowledge that certain Properties are subject to gift card/gift certificate liabilities, membership dues credits or discounts granted prior the Commencement Date but first applicable following the Commencement Date, “credit book” liabilities (i.e., golf shop merchandise redemption liabilities), Eagle Cards, trail fees, passes, rain checks, discounted fees for locker, handicap, hole in one, tournament entry, private cart, private storage and bag storage as well as credits, discounts or play privileges granted under any barter agreements, member referral program, Player Development Program, gift certificates, range fees, complimentary cards and passes, multi-play cards, prepaid golf lessons, food and beverage vouchers and use privileges, undisclosed discounts and/or free giveaways, with respect to such Properties in the amount of approximately

$1,937,594.00. Tenant shall reimburse Manager for any such liabilities redeemed by members or customers of such Properties within five (5) business days of Tenant’s receipt of Manager’s written request therefore (to be delivered no more frequently than monthly), which request shall include reasonably acceptable supporting documentation of the amount redeemed by such members/customers. Any sales related to such reimbursements shall be treated as Gross Revenues for the applicable Properties. Manager and Tenant also acknowledge that any expenses prepaid prior to the Effective Date shall be remitted by Manager to Tenant. Tenant shall promptly reimburse Manager for all real and personal property taxes for 2012 when due and payable that accrued prior to the Commencement Date for the applicable property. Manager agrees to accept all such redemption liabilities when presented. No later than thirty (30) days following the Commencement Date, Tenant shall reimburse Manager for all utility bills for the Properties paid by Manager but relating to periods prior to the Commencement Date.

6.1.5 Operating Deficits. Manager hereby acknowledges and agrees that, in consideration of the disbursements and reimbursements set forth in this Section 6.1, Tenant shall not be responsible or liable for any Operating Deficits or any other liabilities incurred at any Property resulting from Expenses incurred and Revenues generated from and after the applicable Commencement Date.

6.1.6 Tenant Direction and Authorization. With respect to all notices and amounts to be delivered pursuant to Section 6.1.1, Section 6.1.2, Section 6.1.3 and Section 6.1.4, Tenant hereby (i) directs Manager to deliver any such notice directly to the applicable Landlord, in lieu of delivering such notice to Tenant for Tenant to deliver to Landlord, and (ii) covenants with Manager to direct each Landlord to deliver the amounts and installments referenced in such sections directly to Manager in lieu of Landlord delivering such amounts to Tenant for Tenant to then deliver such amounts to Manager.

6.2 Environmental Remediation. Throughout the Term, if Manager becomes aware of the presence of any Hazardous Material in a quantity sufficient to require remediation or reporting under any Environmental Law in, on or under any Real Property or if Manager, Tenant, or Property becomes subject to any order of any federal, state or local agency to investigate, remove, remediate, repair, close, detoxify, decontaminate or otherwise clean up such Real Property, Manager shall, at Tenant’s request and sole expense, use all commercially reasonable efforts, as approved by Tenant, to carry out and complete any required investigation, removal, remediation, repair, closure, detoxification, decontamination or other cleanup of such Real Property; provided that such remediation activities shall be at Manager’s expense if such activities are required as a direct consequence of Hazardous Material being present in, on or under such Real Property solely as a result of the negligent or willful actions undertaken by Manager or any Manager Related Parties. Tenant acknowledges and agrees that Tenant shall be solely responsible for any legal or other liability arising out of the presence of any Hazardous Material in, on or under any Real Property that occurred during the period of Tenant’s interest in such Property, provided, however, Tenant shall not be responsible for any liability arising out of the presence of any Hazardous Material in, on or under any Real Property that occurred following the Effective Date except to the extent such Hazardous Material becomes present in, on or under such Real Property after the Commencement Date as a result of the acts of Tenant, its agents, employees or contractors.

6.3 Compliance with Laws. Manager shall operate each Property in compliance with all applicable governmental regulations and Tenant shall take all actions required of Tenant to maintain each Property in compliance with all governmental regulations and the applicable Lease.

6.4 Licenses, Permits, and Accreditations. Tenant and Manager shall hold or will use commercially reasonable efforts to hold on or prior to the Commencement Date all approvals and permits,

including the building occupancy permits, but excluding all operational and liquor licenses (if applicable) to be obtained and maintained by Manager. Tenant shall cooperate with Manager as necessary to enable Manager to procure and/or transfer and maintain all licenses, permits, or authorizations necessary for the operation of each Property, including but not limited to, the liquor license, and in no event shall Tenant charge a fee or require compensation for the transfer of any permits or licenses to Manager (or, in the event compensation is required by Legal Requirements for such transfer, for nominal consideration only). Any one-time fees to transfer any such permits or licenses shall be the obligation of Manager as an Expense, not to exceed $178,500. Manager acknowledges and agrees that upon any termination or partial termination of this Agreement with respect to any Property, Manager shall use commercially reasonable efforts to transfer any such permits and licenses to Tenant or Landlord, or their designees, promptly following such termination and without fee or compensation to Manager (or, in the event compensation is required by Legal Requirements for such transfer, for nominal consideration only).

ARTICLE 7.

BANK ACCOUNTS

7.1 Bank Accounts. The following bank accounts shall be established and maintained by Manager, and shall be subject to Tenant’s audit and inspection (the “Bank Accounts”):

7.1.1 Depository Account. Manager shall establish, in Manager’s name, utilizing the federal tax identification number of Manager, a depository account (the “Depository Account”) for each Property. The records and bank statements of such accounts shall be subject to inspection by Tenant and Landlord pursuant to the terms recited herein. All Gross Revenues shall be collected, received, and deposited by Manager exclusively through the applicable Depository Account in accordance with the terms of this Agreement.

7.1.2 Master Disbursement Account. Expenses shall be handled and expended through a central disbursing account under the name and federal tax identification number of the Manager (the “Master Disbursement Account”). Manager shall transfer funds from the Depository Accounts to the Master Disbursement Account to pay Expenses, the Corporate Overhead Reimbursement, the NOI Fee, the Sale Property Fee, the Capital Reserve Payment and all Rent due under the Leases (excluding any Sale Property and other Property for which this Agreement has been terminated pursuant to the terms hereof) and any other amounts permitted under this Agreement.

7.1.3 Capital Reserve Account. Manager shall utilize the bank account for each Property established in Landlord’s name to pay Capital Expenditures pursuant to the applicable approved Capital Improvement and Replacement Budget (the “Capital Reserve Account”) or as otherwise provided herein. Notwithstanding anything to the contrary recited herein, in the event any lender of Landlord or Tenant requires the maintenance of a reserve or replacement account, the lender reserve or replacement account shall be credited against the requirements of the Capital Reserve Account set forth herein. Manager acknowledges that all funds in each Capital Reserve Account shall remain the property of the applicable Landlord throughout the Term.

7.1.4 Initial Improvement Project. Tenant and Manager acknowledge and agree that during the first 12 months after the Commencement Date, Manager and/or Landlord shall complete certain capital improvements at the Properties, as more particularly set forth on Schedule 7.1.4 attached hereto (the “Initial Improvement Project”). Tenant and Manager further acknowledge and agree that Manager shall coordinate such Initial Improvement Project directly with Landlords, and Manager shall be reimbursed by Tenant for the costs and expenses of the Initial Improvement Project (the “Initial Improvement Project Costs”) incurred by Manager within five (5) business days of Tenant’s receipt of Manager’s written request therefore, which request shall include reasonably acceptable supporting documentation of the respective amount. Tenant hereby directs Manager to deliver such written requests directly to Landlord, and Covenants with Manager to direct Landlord to deliver such reimbursements directly to Manager in lieu of Landlord delivering such amounts to Tenant and Tenant delivering such amounts to Manager.

ARTICLE 8.

COMPENSATION OF MANAGER

8.1 Corporate Overhead Reimbursement. During the Term of this Agreement, Manager shall be entitled to an amount for each Fiscal Year equal to three percent (3%) of Gross Revenues achieved by all Properties other than the Sale Properties for such Fiscal Year (the “Corporate Overhead Reimbursement”). The Corporate Overhead Reimbursement will be payable from the Master Disbursement Account within ten (10) days following the end of each Fiscal Month during the Term, and if this Agreement shall expire or otherwise terminate on a date other than the last day of a Fiscal Month, within ten (10) days of the date of termination or expiration of this Agreement.

8.2 NOI Fee. In addition to the Corporate Overhead Reimbursement described above, Manager shall be paid the NOI Fee, if any. The NOI Fee shall be paid from the Master Disbursement Account. Seventy five percent (75%) of the NOI Fee, if any, shall be due and payable to Manager on a quarterly basis upon the tenth (10th) day following Tenant’s receipt of the Financial Statements applicable to such calendar quarter, and the balance of the NOI Fee shall be paid and trued up on an annual basis upon the tenth (10th) day following Tenant’s receipt of the annual Financial Statements for such Fiscal Year (commencing with the receipt of the Financial Statements for Fiscal Year 2012) to be delivered by Manager to Tenant pursuant to Section 5.2.9.

8.3 COI Margin Incentive Fee. In addition to the Corporate Overhead Fee and NOI Fee described above, Manager shall be paid a fee in the amount of One Million and No/100 Dollars ($1,000,000.00) if the Properties (other than the Sale Properties or any other Property for which this Agreement has been terminated pursuant to the terms hereof) achieve a COI Margin in excess of the COI Threshold during the trailing twelve (12) consecutive months prior to the expiration or earlier termination of this Agreement (but not any extension of the Term pursuant to Section 12.5) (the “COI Margin Incentive Fee”). By way of example, please refer to Exhibit C attached hereto for purposes of computation of the COI Margin Incentive Fee. The COI Margin Incentive Fee shall be paid to Manager in accordance with the terms of Section 15.2.

8.4 Deferred Management Fee. In addition to the other amounts set forth in this Article 8, Manager shall be paid the Deferred Management Fee upon the expiration of the Term or earlier termination (but not partial termination) of this Agreement that occurs for any reason other than an Event of Default by Manager. The Deferred Management Fee shall be payable to Manager in accordance with the terms of Section 15.2.

8.5 Cash Balance Retention. Upon expiration of the Term, Manager shall be entitled to apply the then current Cash Balance of the Properties against amounts due at termination to Manager for the NOI Fee and the Deferred Management Fee in accordance with the terms of Section 15.2.

8.6 Receivables and Initiation Receivables. Upon the expiration or earlier termination of this Agreement (including any partial termination of this Agreement) that occurs for any reason other than a

Manager Event of Default, Manager shall retain the right to receive fifty percent (50%) of any non-refundable Net Initiation Fees receivables of any nature which were generated by Manager during the Term at such Properties subject to the termination but which are scheduled for collection in years following the expiration or termination of the Agreement. Manager shall also retain the right to receive all other receivables which were generated by Manager during the Term at the Properties, which amounts shall not be duplicative of any other amount due to Manager hereunder. Notwithstanding the foregoing, all amounts due to Manager under this Section 8.6 shall be paid to Manager only when such receivables or revenues from such Initiation Fees are actually collected by Landlord or any successor owner, tenant or manager of such Properties.

8.7 Sale Property Fee. During the Term, Tenant shall pay Manager an amount equal to Fifty Thousand and No/100 Dollars ($50,000.00) each calendar year (and prorated for any partial calendar year during the Term for each Sale Property subject to this Agreement (the “Sale Property Fee”). The Sale Property Fee will be payable in equal monthly installments of $4,166.66 from the Master Disbursement Account on the first (1st) day of each Fiscal Month during the Term. With respect to the Sale Properties, the Sale Property Fee shall be payable in lieu of, and not in addition to, the Corporate Overhead Fee, the COI Margin Incentive Fee, the Cash Balance Retention, the Initiation Receivables and the Deferred Management Fee with respect to the Sale Properties.

8.8 Survival. The terms of Article 8 shall survive the expiration or earlier termination of this Agreement.

ARTICLE 9.

TENANT’S AND MANAGER’S COVENANTS AND REPRESENTATIONS

9.1 Tenant’s Covenants and Representations. Tenant hereby covenants, represents, and warrants to Manager that as of the Effective Date, throughout the Term and on the Commencement Date the following:

9.1.1 Existence, Authority and Conflict. Tenant is duly formed, validly existing and in good standing in the State of Delaware with full power and authority to enter into this Agreement. This Agreement has been duly executed and delivered by Tenant and constitutes a valid and binding obligation of Tenant, enforceable in accordance with its terms.

9.1.2 Governmental Matters/Suits. Except as otherwise set forth on Schedule 9.1.2, Tenant has not received any notice, written or otherwise, from any governmental agency requiring the correction of any condition with respect to any Property which might be in material violation of any Governmental Regulation and which has not been previously resolved. Tenant has received no notice and has no knowledge of any pending material improvements, liens, or special assessments to be made against any Property by any governmental agency or authority. Tenant has not received any notice, written or otherwise, from any party of any litigation or other legal action against or regarding Tenant or any Property, which, if adversely determined would reasonably be expected to have a material effect on the operations of any Property, which notice Tenant has not previously disclosed to Manager. Tenant has no knowledge of the presence of any Hazardous Material in a quantity sufficient to require remediation or reporting under any Environmental Law in, on or under any Real Property

9.1.3 Permits. Tenant shall cooperate fully with Manager as reasonably necessary to enable Manager, if required by local or state law, to procure and/or transfer and maintain all licenses, permits, or authorizations reasonably necessary for the operation of each Property.

9.1.4 Documentation. If necessary to carry out the intent of this Agreement, Tenant agrees to execute and provide to Manager, on or after the Commencement Date, any and all other instruments, documents, conveyances, assignments, and agreements which Manager may reasonably request in connection with the operation of the Properties.

9.2 Manager’s Covenants and Representations. Manager makes the following covenants and representations to Tenant, which covenants and representations shall, unless otherwise stated herein, survive the execution and delivery of this Agreement:

9.2.1 Corporate Status. Manager is a limited liability company duly organized, validly existing, and in good standing under the laws of Florida, and authorized to transact business in all states where the Properties are located, with full corporate power to enter into this Agreement and execute all documents required hereunder.

9.2.2 Ownership Structure. The owners of all beneficial interests in Manager, and each owner’s respective percentages, are set forth on the attached Exhibit D. Beneficial ownership interests in Manager may be conveyed, transferred or assigned at any time and from time to time without Tenant’s prior written consent so long as The Staples Corporation shall, individually or collectively, directly or indirectly, own not less than 51% of such beneficial interests and either Charles Staples or Michael Miraglia shall be the chief executive or chief operating officer of Manager. Upon Tenant’s request from time to time during the Term, Manager shall provide a certificate executed by an officer of Manager setting forth the owners of all beneficial interests in Manager, and each owner’s respective percentage interest in Manager.

9.2.3 Authorization. The making, execution, delivery, and performance of this Agreement by Manager has been duly authorized and approved by all requisite action of the members and/or board of managers (as applicable) of Manager, and this Agreement has been duly executed and delivered by Manager and constitutes a valid and binding obligation of Manager, enforceable in accordance with its terms.

9.2.4 Effect of Agreement. Neither the execution and delivery of this Agreement by Manager nor Manager’s performance of any obligation hereunder (i) will constitute a violation of any law, ruling, regulation, or order to which Manager is subject, or (ii) shall constitute a default of any term or provision or shall cause an acceleration of the performance required under any other agreement or document to which Manager is a party or is otherwise bound.

9.2.5 Documentation. If necessary to carry out the intent of this Agreement, Manager agrees to execute and provide to Tenant, on or after the Effective Date, any and all other instruments, documents, conveyances, assignments, and agreements which Tenant may reasonably request in connection with the operation of the Properties.

ARTICLE 10.

INTENTIONALLY OMITTED

ARTICLE 11.

INDEMNIFICATION

11.1 Tenant’s Indemnification Obligations. Except as otherwise provided in Section 11.2, Tenant shall pay, defend, indemnify and hold Manager and its Affiliates and each of their shareholders, members, officers, directors, managers, employees, agents, and representatives (the “Manager Related Parties”) harmless of and from all liability, loss, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees and expenses), including those of any employee of Tenant, or any customer, member, invitee, or licensee of Tenant, arising from (i) the operation of the Property by Tenant prior to the Commencement Date and (ii) any breach of Tenant’s covenants and representations set forth in Section 9.1. Notwithstanding the foregoing, Tenant does not indemnify Manager against any claims, demands, damages, losses or liability arising from acts or omissions of any of Tenant’s predecessors in title or any third party with whom Tenant was not in privity, including any acts or omissions of any nature resulting in the environmental condition or damage or with respect to any physical condition of the Property, that occurred prior to Tenant’s interest in the applicable Property. If Tenant shall fail to pay any amount due to Manager under this Section 11.1, and such failure continues following written demand by Manager to Tenant beyond any applicable cure period set forth in Section 13.2.2, then Manager shall have the right to offset such amount against Rent payable by Manager hereunder, provided, however, any such amounts offset by Manager pursuant to this sentence shall not relieve Tenant of Tenant’s obligation to pay Rent under the Leases (exclusive of any Sale Property or any other Property for which this Agreement has been terminated pursuant to the terms hereof).

11.2 Manager’s Indemnification Obligations. Manager shall pay, defend, indemnify and hold Tenant, Tenant’s Affiliates, and each of their shareholders, members, officers, directors, managers, employees, agents, and representatives (the “Tenant Related Parties”) harmless of and from all liability, loss, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees and expenses) from any and all claims, actions, demands, damages, losses or liability, including those of any employee of Manager, or any customer, member, invitee or licensee of Manager or the Property, arising from (i) the operation of the Property by Manager on or after the Commencement Date, unless arising directly from the negligent or willful act of Tenant (where Tenant’s failure to respond to a request for approval from Manager shall not be deemed to be a negligent or willful act); (ii) any breach of Manager’s covenants and representations set forth in Section 9.2 that occurs on and/or after the applicable Commencement Date; or (iii) corporate or company matters of Manager or its Affiliates, to the extent such matters are not directly related to the Properties.

ARTICLE 12.

SALE OR ASSIGNMENT SALE OR ASSIGNMENT AND OPTION TO TERMINATE

12.1 Assignment of Agreement. Except as expressly provided herein, this Agreement and any documents executed in connection herewith may not be assigned by Manager without the prior written consent of Tenant and Landlord, which consent may be withheld in each of Tenant’s and Landlord’s sole discretion (subject to the provisions of Section 2.2 with respect to any dispute between Tenant and Manager). The transfer of control of more than fifty percent (50%) of the ownership of Manager or The Staples Corporation shall be deemed to be an assignment for purposes of this Section. In the event Tenant consents to an assignment of this Agreement by Manager, such consent shall not be deemed to be a consent to any further assignment of this Agreement.

12.2 Tenant’s Sale or Assignment. Tenant may, in accordance with the terms and provisions hereof, sell, transfer, assign, or otherwise convey its interest in the Properties subject to this Agreement and assign this Agreement to an assignee of all of Tenant’s leasehold interests in and to the Properties, provided that such assignment is permitted pursuant to the terms of the Leases. Any such assignee shall assume the obligations of Tenant under this Agreement arising from and after such assignment unless this Agreement is terminated pursuant to Section 12.3.

12.3 Tenant’s Option to Terminate.

12.3.1 Tenant shall have the option to partially terminate this Agreement during the Term with respect to any Sale Property, effective upon thirty (30) days’ prior written notice to

Manager and the payment of any amounts due Manager through the termination date pursuant to the terms of this Agreement, including, but not limited to the terms of Section 8.7, provided that no Termination Fee shall be payable to Manager as a result of Tenant terminating a Sale Property pursuant to this Section 12.3.1.

12.3.2 Tenant shall also have the option to partially terminate this Agreement during the Term with respect to any other Property, or all other Properties, effective upon sixty (60) days’ prior written notice to Manager and compliance with the terms of Section 12.5 and Section 15.2, and the payment of the Termination Fee to Manager and, if applicable, the Rent, Build Out and FF&E Fee; provided, however, no Termination Fee shall be due to Manager in the event of such partial or complete termination if such termination is in connection with the concurrent termination of the applicable Lease with respect to all such affected Properties and the applicable Landlord has elected to enter into a replacement management agreement for such affected Property or Properties with Manager in the form attached hereto as Exhibit E to be effective upon such partial termination of this Agreement (each, a “Replacement Management Agreement”). If Landlord so elects to enter into a Replacement Management Agreement with Manager pursuant to the previous sentence, Landlord and Manager shall each execute and deliver such Replacement Management Agreement prior to the termination of this Agreement with respect to such Property.

12.3.3 Subject to the terms of Section 12.5 below, if Tenant elects to terminate this Agreement pursuant to Section 12.3.2 above with respect to all Properties to which this Agreement then-applies prior to December 31, 2014, then Tenant, in addition to other amounts due to Manager under this Agreement, shall reimburse Manager for the following amounts (as more particularly set forth on Schedule 12.3.3 attached hereto) (collectively, the “Rent, Build Out and FF&E Fee”): (a) the amount of rental expense for office space specifically acquired by Manager to perform its obligations under this Agreement that shall be incurred by Manager from the date of such termination through December 31, 2014, which shall not exceed $46,200.00 and (b) the FF&E and build-out expense actually incurred by Manager with respect to such office space, which amount shall be prorated by multiplying such amount by a ratio, the numerator of which is the number of full calendar months following such termination through December 31, 2014, and the denominator of which is the number of full calendar months from the Effective Date through December 31, 2014; provided, however, the total amount to be reimbursed to Manager pursuant to this clause (b) shall not exceed $120,000.00. If Tenant partially terminates this Agreement with respect to any five (5) Properties other than Sale Properties, then Tenant shall pay a prorated portion of the Rent, Build Out and FF&E Fee with respect to any additional Property that is thereafter partially terminated by Tenant hereunder, in which case the prorated portion for the sixth (6th) such Property to be terminated by Owner to include the prorated amounts of such other five (5) Properties previously terminated.

12.3.4 In the event one or more of the Properties is sold or leased to a third party resulting in a termination of one or more of the Leases and this Agreement pursuant to Section 12.3.1, Tenant shall cause the purchase and sale agreement or lease assignment with any subsequent buyer or tenant with respect to such Property or Properties to include language substantially consistent with either (at Tenant’s sole discretion) of the following provisions (each a “Subsequent Party”): either (i) “All accounts receivable for the Properties, including, but not limited to, regular operating receivables, membership receivables for dues and other member charges, and fifty percent (50%) of the membership receivables for initiation fees (the “Manager’s Initiation Fee Receivables”), which were generated during the Term of that certain Management Agreement by and between Evergreen Alliance Golf Limited and Fore Golf Management, LLC (“Manager”) by Manager (the “Management Agreement”) at the Properties (all such receivables including the Manager’s Initiation Fee Receivables, collectively,

“Manager’s Receivables”) shall be and are hereby retained by the Manager and shall not be transferred or assigned to any Subsequent Party. The Subsequent Party covenants and agrees to use good faith efforts to actively collect the Manager’s Receivables by corresponding for a period of one hundred twenty (120) days after the subsequent party takes possession of the Property (such period being referred to as the “Active A/R Collection Period”). All receivables collected by any Subsequent Party from a member will be applied in satisfaction of such member’s receivables as they accrued. Both during and after the Active A/R Collection Period, if any Subsequent Party collects and receives any payment from a member of one of the Properties who has outstanding Manager’s Receivables, consistent with the preceding sentence the Subsequent Party shall remit such payment to Manager on a monthly basis until such time as the Manager’s Receivables for such member are paid in full. The Subsequent Party acknowledges and agrees that if Manager elects, in its sole and absolute discretion, Manager shall be permitted to exercise reasonable collection efforts, including legal action, for the Manager’s Receivables provided in the event Manager exercises such efforts during the Active A/R Collection Period, Subsequent Party shall thereafter be relieved of any obligation to continue collection efforts with respect to the Manager’s Receivables for the balance of the A/R Collection Period. The Subsequent Party shall continue to abide by any disciplinary actions or collection proceedings instituted by Manager as of the date of the termination of the Management Agreement, including, without limitation, continuing the suspension or termination of members for failure to pay Manager’s Receivables, and shall initiate disciplinary actions against members and/or shall prevent such members from rejoining, for failure to pay Manager’s Receivables that become delinquent following the termination of this Agreement, in each case to the extent such actions, proceedings, suspensions and terminations are consistent with the terms of the Membership Documents as applied during the Term. Furthermore, the Subsequent Party acknowledges and agrees that Manager is a third party beneficiary of the foregoing provisions and is entitled to enforce same against the Subsequent Party. This Section shall survive the expiration or termination of this Agreement”, or (ii) “Subsequent Party shall, upon closing and in addition to the purchase price, pay Manager for all Manager’s Receivables other than the Initiation Fee Receivables as follows: (a) 100% of all receivables aged thirty (30) days or less, (b) eighty percent (80%) of all receivables aged thirty one (31) days or up to sixty (60) days, (c) fifty percent (50%) of all receivables aged sixty one (61) days through one hundred eighty (180) days. Subsequent Party shall have no obligation to purchase any Manager’s Receivables aged over one hundred eighty (180) days, provided that Subsequent Party shall deliver any such receivables actually collected by Subsequent Party to Manager within five (5) days of Subsequent Party’s receipt thereof”, together with a provision consistent with the terms of clause (i) hereof to apply with respect to the Manager’s Initiation Fee Receivables.

12.4 Manager’s Option to Terminate. Manager shall have the option to partially terminate this Agreement during the Term with respect to any Property subject to a Material Adverse Condition, which Material Adverse Condition remains uncured or unmitigated, as the case may be, by Tenant or Landlord within sixty (60) days after Manager delivers written notice of such Material Adverse Condition to Tenant and Landlord. Such termination shall be effective upon thirty (30) days’ prior written notice to Tenant and Landlord of Manager’s election to terminate as a result of such uncured or unmitigated Material Adverse Condition, and Manager shall be entitled to the Termination Fee and the Rent, Build Out and FF&E Fee with respect to any partial termination pursuant to this Section 12.4 (a “Manager Termination”).

12.5 Termination Limitations. Notwithstanding anything to the contrary in this Agreement, any termination by Tenant as to any or all of the Properties (excluding the Sale Properties), except with respect to a termination due to Manager’s Default, shall not be effective until such time as the conditions set forth in Section 15.2 have been satisfied, and this Agreement shall remain in full force and effect until such conditions have been satisfied, during which time the Manager shall continue to be paid the Corporate Overhead Reimbursement and the NOI Fee.

12.6 Survival. The terms and provisions of this Article 12 shall survive the expiration or earlier termination of this Agreement.

ARTICLE 13.

EVENTS OF DEFAULT

13.1 Manager’s Default. The occurrence of any of the following events on any individual Property which is not cured in the time permitted herein shall constitute a default under this Agreement (hereinafter referred to as an “Event of Default”):

13.1.1 Manager fails to satisfy any monetary obligation under this Agreement when such sum is due and fails to cure such non-payment within ten (10) calendar days after Manager receives written notice of such failure;

13.1.2 If Manager shall fail in the performance of or compliance with any of the covenants, agreements, terms or conditions contained in this Agreement and such failure shall continue for a period of thirty (30) calendar days after written notice thereof from Tenant to Manager specifying in detail the nature of such failure, or, in the case such failure cannot be cured with due diligence within thirty (30) calendar days, Manager fails to proceed promptly and with all due diligence to cure the same and thereafter to prosecute the curing of such failure with all due diligence; but in no event later than an additional ninety (90) calendar days;

13.1.3 Except as may be prohibited by the Federal Bankruptcy Act, as amended, if Manager shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal or state statute or law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Manager or of all or any substantial part of its properties;

13.1.4 Except as may be prohibited by the Federal Bankruptcy Act, as amended, if within ninety (90) days after the commencement of any proceeding against Manager seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal or state statute or law, such proceeding shall not have been dismissed, or if within ninety (90) days after the appointment, without the consent or acquiescence of Manager, of any trustee, receiver, or liquidator of Manager or of all or any substantial part of its properties, such appointment shall not have been vacated or stayed on appeal or otherwise, or if within ninety (90) days after the expiration of any such stay, such appointment shall not have been vacated;

13.1.5 If Manager shall violate or otherwise fail to comply with or perform any other term, provision, covenant, agreement, or condition to be performed or observed under any of the Leases by the lessee thereunder, and such violation or failure shall continue beyond any cure period provided thereunder;

13.1.6 If Manager shall commit fraud of any kind or make any material misrepresentation with respect to this Agreement;

13.1.7 If Manager shall fail to generate Gross Revenues sufficient to pay all Expenses when due in the ordinary course; or

13.1.8 If Manager shall make any application of insurance proceeds or condemnation awards not made in accordance with the terms and conditions of this Agreement, except to the extent that Manager did not have the legal right, because of a bankruptcy, receivership or similar judicial proceeding, to direct disbursement of such proceeds or awards.

13.2 Tenant’s Default. The occurrence of any of the following events which is not cured in the time permitted herein shall constitute an “Event of Default”:

13.2.1 If Tenant fails to pay Manager any sum owed to Manager pursuant to the terms of this Agreement or fails to make any payment under Section 6.1, when such sum is due and fails to cure such non-payment within ten (10) calendar days after Tenant receives written notice of such failure; or

13.2.2 If Tenant shall fail in the performance of or compliance with any of the covenants, agreements, terms or conditions contained in this Agreement and such failure shall continue for a period of thirty (30) calendar days after written notice thereof from Manager to Tenant specifying in detail the nature of such failure, or, in the case such failure cannot with due diligence be cured within thirty (30) calendar days, Tenant fails to proceed promptly and with all due diligence to cure the same and thereafter prosecute the curing of such failure with all due diligence, but in no event later than an additional ninety (90) calendar days.

ARTICLE 14.

REMEDIES

14.1 Tenant’s Remedies. Upon the occurrence of an Event of Default by Manager which is not cured within the time permitted, Tenant shall be entitled to proceed with the following remedies:

14.1.1 Remedy any Event of Default of Manager, and in connection with such remedy, Tenant may pay all expenses and employ counsel, and all sums so expended or obligations incurred by Tenant in connection therewith shall be paid by Manager to Tenant.

14.1.2 Terminate this Agreement in its entirety, or in its sole discretion, partially terminate this Agreement with respect to the Property or Properties affected by such Manager Event of Default, by written notice of such termination to Manager. In which event no Termination Fee, COI Margin Incentive Fee or Deferred Management Fee shall be due with respect to such terminated Property or Properties. Upon proper termination or partial termination of this Agreement, Manager shall surrender occupancy of the affected Properties to Tenant.

14.1.3 Enforce its rights and remedies by suit, action at law, or other appropriate proceeding, whether one or more, and/or bring an action for enforcement or specific performance of any covenant, promise or agreement or condition contained in this Agreement.

14.2 Manager’s Remedies. Upon the occurrence of an Event of Default which is not cured by Tenant within the time permitted, Manager shall be entitled to proceed with any and/or all of the following remedies:

14.2.1 Remedy any Event of Default of Tenant, and in connection with such remedy, Manager may pay all expenses and employ counsel, and all sums so expended or obligations incurred by Manager in connection therewith shall be paid by Tenant to Manager.

14.2.2 Enforce its rights and remedies by suit, action at law, or other appropriate proceeding, including termination of this Agreement in its entirety, whether one or more, and/or bring an action for enforcement or specific performance of any covenant, promise or agreement or condition contained in this Agreement. Manager shall have the right to all Termination Fees, the Deferred Maintenance Fee and the Rent, Build Out and FF&E Fee in the event of a termination by Manager under this Section 14.2.2. Notwithstanding the foregoing, prior to terminating this Agreement pursuant to this Section 14.2.2, Manager shall provide Landlord with written notice of such default by Tenant and an opportunity to cure such default, and upon such cure, this Agreement shall not be terminable with respect to such cure and Manager further acknowledges and agrees that any assignee of Tenant with respect to this Agreement pursuant to Section 12.3 shall have the right to cure any default by Tenant hereunder, provided such assignee cures such default within the time periods set forth in this Agreement.

14.3 Additional Remedies. No remedy herein conferred upon or reserved to Manager or Tenant is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

ARTICLE 15.

TERMINATION

15.1 Termination. Subject to Section 12.5 above, the Term of this Agreement shall only terminate on the occurrence of one of the events set forth below:

15.1.1 An Event of Default by Manager which is not cured within the time permitted and Tenant sends to Manager a written notice of termination for such cause;

15.1.2 An Event of Default by Tenant which is not cured within the time permitted and Manager sends to Tenant a written notice of termination for cause;

15.1.3 The exercise of Tenant’s right to terminate set forth in Section 12.3;

15.1.4 The expiration of the Term of this Agreement; or

15.1.5 In the event of a Manager Termination.

15.2 Termination Procedures For Expiration or Tenant Termination. Manager and Tenant acknowledge that upon the expiration of the Term, or a termination of this Agreement pursuant to Section 12.3.2, the amounts then due to Manager as of such expiration or earlier termination will be difficult to determine. In order to accurately determine such amounts, secure the payment of such amounts to Manager and provide for the orderly transition of the operation of the Properties from Manager to Tenant or Tenant’s designee, Manager and Tenant agree that the following procedure shall apply upon expiration of the Term or the earlier termination pursuant to Section 12.3.2.

15.2.1 At least sixty (60) days prior to the expiration of the Term or the scheduled termination, Tenant shall deliver or caused to be delivered to the Escrow Agent an amount equal to the sum of One Million Dollars ($1,000,000) (the “COI Escrow”). After the expiration or scheduled termination of this Agreement, as applicable, and upon Manager’s delivery to Tenant and Landlord of the final financial reports for the period through such expiration or scheduled termination the COI Escrow shall be handled as follows:

15.2.1.1 If the final financial reports show that the COI Margin Threshold had been met or exceeded after deducting all accounts receivable outstanding as of termination from Gross Revenues, then the COI Margin Incentive Fee shall be promptly paid to Manager from the COI Escrow.

15.2.1.2 If the final financial reports show that the COI Margin Threshold would not be met after calculating the COI Margin by including all accounts receivable outstanding as of termination in Gross Revenues, then no COI Margin Incentive Fee shall be due or payable to Manager and the COI Escrow shall be returned to Tenant.

15.2.1.3 If the final financial reports show that the COI Margin Threshold had been met, but only by including all accounts receivable as of termination in the calculation of the COI Margin, then the COI Escrow shall remain in place.

15.2.1.4 If, on the tenth (10) day of the month following the month in which the final financial reports were provided, additional financial reports prepared by or on behalf of Tenant and delivered to Manager and Landlord indicate that the COI Margin Threshold had been met by including all pre-termination receivables actually collected during the previous month in the calculation of the COI Margin, while specifically excluding any remaining uncollected accounts receivable, then the COI Margin Incentive Fee shall be payable to the Manager from the COI Escrow. If such reports do not show that the COI Margin Threshold has been met, then the COI Escrow shall remain in place, and the COI Margin Threshold shall be tested again by the tenth (10th) day of the following month, to include all pre-termination receivables actually collected through the beginning of such month, while specifically excluding any remaining uncollected accounts receivable. If such test indicates that the COI Margin Threshold had been met or exceeded based on such collections, then the COI Margin Incentive Fee shall be payable to Manager from the COI Escrow; otherwise the COI Escrow shall remain in place while to be tested again by the tenth (10th) day of the following month in the same manner, and each month thereafter if the COI Margin Threshold has not been met based on collections of accounts receivable through the end of the month preceding such test; provided, however, if the test that occurs on or about the tenth (10th) day of the seventh (7th) month following the expiration or earlier termination of the Agreement does not indicate that the COI Margin Threshold had been met, then no COI Margin Incentive Fee shall be due and payable to Manager and the COI Escrow shall be returned to Tenant.

15.2.2 On the date of the expiration or scheduled termination of this Agreement, as applicable, Manager shall pay all outstanding payables with respect to the Properties incurred during the Term and prorate all taxes and other amounts arising with respect to the Properties during the Term from the period prior to such expiration or termination but which shall become due and payable following such expiration or termination of this Agreement, by either delivering such prorated amount to Tenant or deducting such amount from the Deferred Management Fee to be paid to Manager.

15.2.3 On the date of the expiration or scheduled termination of this Agreement, as applicable, Manager shall retain the Cash Balance as of such date in satisfaction the Deferred

Management Fee in accordance with the provisions of Section 8.5. Following the expiration of scheduled termination of this Agreement, Manager shall retain the Depository Account and the Master Disbursement Account in Manager’s name and shall further maintain the balance of funds in such accounts after paying the Deferred Management Fee pursuant to the previous sentence pending disbursement in accordance with Section 15.2.4.

15.2.4 No later than ten (10) days following the delivery by Manager to Tenant and Landlord of the final financial reports for the period through the expiration or scheduled termination, as applicable, Manager shall pay itself, from the balance remaining in the Depository Account and Master Disbursement Account, an amount equal to the Last Quarter NOI Fee plus the remaining twenty five percent (25%) of the NOI Fee earned by but not yet paid to Manager for the year in which the expiration or termination occurs pursuant to the terms of Section 8.2, after paying any accounts payable outstanding as of the expiration or scheduled termination, as applicable, of this Agreement that were generated during the Term to the extent such amounts were not paid pursuant to Section 15.2.2.

15.3 Post-Termination Provisions. In addition to the amounts owed to Manager hereunder as a result of a termination of this Agreement, upon any termination or partial termination of this Agreement as described above, the following provisions apply and shall be the sole cost and expense of Tenant, unless such termination is the result of an Event of Default by Manager, in which case the costs and expenses of such termination procedures shall be the obligation of Manager:

15.3.1 Manager shall peacefully surrender possession of the Properties to which such termination applied to Tenant.

15.3.2 Any and all items of personal property purchased or leased by Manager using its own funds for use at the terminated Properties shall be the property of Manager and retained by Manager.

15.3.3 Manager’s (i) proprietary computer programs relating to accounting, operations, membership, marketing, and forecasting, (ii) operations manuals, policy and procedure manuals, employee manuals and marketing manuals of Manager or its affiliates, (iii) accounting books, records, and employee files, and (iv) items and materials normally considered Manager’s and not required to be transferred to Tenant according to any other provision in this Agreement (the “Manager’s Proprietary Materials”), shall remain the sole property of Manager and shall be removed by Manager upon termination or partial termination of this Agreement, except that Tenant shall not be obligated to return any Manager’s Proprietary Materials that have been developed during the Term solely for the benefit of the terminated Properties.

15.3.4 Manager shall coordinate with Tenant in all reasonable respects at Tenant’s expense in the transfer of all aspects of the Property and the business operated with respect thereto to Tenant or its designee, including, without limitation, transfer of the liquor license and provide transition assistance to Tenant or its designee, as reasonably requested.

15.3.5 Manager shall have no right to use in any manner the names, trade names, logos, trademarks or programs of Tenant that are not related to the Properties without the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 16.

LOGOS, TRADE NAMES AND EMPLOYEES

16.1 Logos, Trade Names. Tenant shall have no right to use in any manner, the names, trade names, logos, trademarks or programs of the Manager without the prior written consent of the Manager, which consent shall not be unreasonably withheld, conditioned, or delayed. Manager shall have no right to use in any manner the names, trade names, logos, trademarks or programs of Tenant that are not related to the Properties without the prior written consent of Tenant, which consent may be withheld in Tenant’s sole discretion. Manager may use the names, trade names, logos, trademarks or programs of the Properties that specifically relate to the operation of the Properties. Manager acknowledges and agrees that any such use is on an as-is, where-is basis, that Manager shall be responsible for any use or misuse of any such names, trade names, logos, trademarks or programs, and that Tenant makes no representation or warranty as to the ownership or right to use any of the above-described intellectual property.

ARTICLE 17.

NOTICES

17.1 Notices. Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed received upon (i) confirmed transmission of a facsimile or email; or (ii) personal delivery to the party to whom the notice is directed; or (iii) if sent by recognized overnight courier service, one (1) business day following its deposit in the with the courier service, addressed to Tenant or Manager, as the case may be, at the addresses set forth below (or such other address as Tenant or Manager may specify by notice given pursuant to this Section):

If to Tenant:

Evergreen Alliance Golf Limited, L.P.

4851 LBJ Freeway, Suite 600

Dallas, Texas 75244

Attention:      Joe R. Munsch, President

                      Lynn Marie Mallery, Esq.,

                      Senior Vice President and General Counsel

Fax: (214) 722-6052

Email: LMallery@eaglegolf.com; jmunsch@eaglegolf.com

With a copy to:	Quilling, Selander, Lownds, Winslett & Moser 2001 Bryan Street, Suite 1800 Dallas, Texas 75201 Attention: Michael J. Quilling, Esq. Fax: (214) 871-2111 Email: mquilling@qslwm.com

And a copy to:

CNL Lifestyle Properties, Inc.

450 S. Orange Avenue

Orlando, Florida 32801

Attention:     Joseph T. Johnson, SVP and CFO

Attention:     Holly Greer, Esq., SVP and General Counsel

Fax: (407) 540-2544

Email: joseph.johnson@cnl.com;holly.greer@cnl.com

If to Manager:	Fore Golf Management, LLC 10688 Crestwood Drive, Suite D Manassas, Virginia 20109 Attention: Michael Miraglia Phone: (305) 582-5111 Fax: (703) 367-8911 Email: Michael_Miraglia@msn.com

With a copy to:	Foley & Lardner LLP 100 N. Tampa St., Suite 2700 Tampa, FL 33602 Attn: Thomas M. Little, Esq. Phone: (813) 225-4187 Fax: (813) 221-4210 Email: tlittle@foley.com

And a copy to:

CNL Lifestyle Properties, Inc.

450 S. Orange Avenue

Orlando, Florida 32801

Attention:     Joseph T. Johnson, SVP and CFO

Attention:     Holly Greer, Esq., SVP and General Counsel

Fax: (407) 540-2544

Email: joseph.johnson@cnl.com;holly.greer@cnl.com

ARTICLE 18.

INTENTIONALLY OMITTED

ARTICLE 19.

MISCELLANEOUS

19.1 Intentionally Omitted.

19.2 Independent Entity. Tenant recognizes and acknowledges that Manager is an independent entity, formed under the laws of the State of Florida to whom Tenant will solely look and who is solely responsible for the obligations and liabilities of Manager recited herein, arising hereunder, or in any manner related to the transactions contemplated hereby, and Tenant further recognizes and acknowledges that no other entity or entities, including (i) Manager’s parent entity, (ii) any individual, (iii) any entity affiliated with Manager which may supply services to or take actions in behalf of or for the benefit of Manager with respect to the matter herein contemplated (it being agreed among and between the parties hereto that the parent of and/or the affiliated entities of Manager may form, organize, provide services to, provide loans and funds to, negotiate for, provide personnel to, make representations on behalf of, and from time to time take actions on behalf of or for the benefit of Manager by direct dealings with Tenant or those acting for it), or (iv) any other entity affiliated with Manager, although such entity may do anything listed in (iii) above, is in any manner liable or responsible for the obligations and liabilities of Manager, whether recited herein, arising hereunder, or in any manner related to the transactions contemplated hereby.

Manager recognizes and acknowledges that Tenant is an independent entity, formed under the laws of the State of Delaware to whom Manager will solely look and who is solely responsible for the obligations and liabilities of Tenant recited herein, arising hereunder, or in any manner related to the transactions contemplated hereby, and Manager further recognizes and acknowledges that no other entity or entities, including (i) Tenant’s parent entity, (ii) any individual, (iii) any entity affiliated with Tenant which may supply services to or take actions in behalf of or for the benefit of Tenant with respect to the matter herein contemplated (it being agreed among and between the parties hereto that the parent of and/or the affiliated entities of Tenant may form, organize, provide services to, provide loans and funds to, negotiate for, provide personnel to, make representations on behalf of, and from time to time take actions on behalf of or for the benefit of Tenant by direct dealings with Manager or those acting for it), or (iv) any other entity affiliated with Tenant, although such entity may do anything listed in (iii) above, is in any manner liable or responsible for the obligations and liabilities of Tenant, whether recited herein, arising hereunder, or in any manner related to the transactions contemplated hereby.

19.3 Governing Law to Apply. This Agreement shall be construed under and in accordance with the laws of the State of Florida.

19.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, legal representatives, successors and assigns where permitted by this Agreement.

19.5 Legal Construction. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

19.6 Prior Agreements Superseded. This Agreement constitutes the sole and only agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter herein.

19.7 Gender. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

19.8 Headings. The headings used in this Agreement have been included for reference only and are not to be used in construing this Agreement.

19.9 Attorneys’ Fees and Legal Expenses. Should either party hereto institute any action or proceeding in court to enforce any provision hereof or for damages by reason of any alleged breach of any provision of this Agreement or for any other judicial remedy, the prevailing party shall be entitled to receive from the losing party all reasonable attorneys’ fees and all court costs in connection with said proceeding.

19.10 Exhibits and Schedules. All Exhibits and Schedules attached hereto are incorporated herein by this reference as if fully set forth herein.

19.11 Governing Document. This Agreement shall govern in the event of any inconsistency between this Agreement and any of the Exhibits attached hereto or any other document or instrument executed or delivered pursuant hereto or in connection herewith.

19.12 Rule of Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

19.13 Force Majeure. If either party shall fail punctually to perform any obligation due to a Force Majeure event, then, upon written notice to the other, within five (5) days of a Force Majeure event,

such failure shall be excused and not be a breach of this Agreement, but only to the extent occasioned by a Force Majeure event. If any right or option of either party to take any action under or with respect to the term of this Agreement is conditioned upon the same being exercised within any prescribed period of time or at or before a named date, then such prescribed period of time or such named date shall be deemed to be extended or delayed, as the case may be, upon written notice, as provided above, for a time equal to the period of the Force Majeure event. Notwithstanding anything contained herein to the contrary, the provisions of this Section shall not be applicable to the parties’ obligation to pay any sums, monies, costs, charges or expenses required to be paid pursuant to the terms of this Agreement.

19.14 No Partnership or Joint Venture. Nothing contained herein shall be deemed or construed by the parties hereto or by any third party as creating the relationship of (i) a partnership, or (ii) a joint venture between the parties hereto; it being understood and agreed that neither any provisions contained herein nor any acts of the parties hereto shall be deemed to create any relationship between the parties hereto other than the relationship of owner and manager.

19.15 Amendment and Waiver. This Agreement shall not be modified or amended except in a writing executed by the parties. Waiver of a term of this Agreement shall not affect any other term or subsequent performance of the waived term.

19.16 Confidentiality. Tenant and Manager agree that the matters set forth in this Agreement are strictly confidential. In addition, the Tenant and Manager agree to keep strictly confidential all information of a proprietary or confidential nature about or belonging to the other party or to any Affiliate of the other party to which the other party gains or has access by virtue of the relationship between Tenant and Manager. Notwithstanding the foregoing, disclosure to any Landlord under the Leases shall not be deemed to be a disclosure hereunder or a breach of any covenant of confidentiality. Except as disclosure may be required to obtain the advice of professionals or consultants, or financing for the Properties from an institutional lender, or in furtherance of a sale or lease of the Property or permitted assignment of this Agreement, or as may be required by law or by the order of any government, regulatory authority, or tribunal or otherwise to comply with all applicable statutes, ordinances, laws, rules, regulations, or orders of any governmental or regulatory agencies (including reporting requirements applicable to public companies), each party shall use reasonable efforts to ensure that such information (including terms of this Agreement) is not disclosed to the press or to any other Person without the prior consent of the other Party. The obligations set forth in this Section 19.16 shall survive any termination or expiration of this Agreement for a period of three (3) years.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Tenant:

EVERGREEN ALLIANCE GOLF LIMITED, L.P., a Delaware limited partnership

By:	PREMIER GOLF EAGL GP, L.L.C., a Delaware limited liability company, its general partner

By:	/s/ Lynn Marie Mallery
Name:	Lynn Marie Mallery
Title:	Senior Vice President

Manager:

FORE GOLF MANAGEMENT, LLC, a Florida limited liability company

By:	/s/ Michael Miraglia
Name:	Michael Miraglia
Title:	President

EXHIBIT A

[Intentionally Omitted]

EXHIBIT B

Definitions

[Intentionally Omitted]

EXHIBIT C

Calculation of COI Margin Incentive Fee

[Intentionally Omitted]

EXHIBIT D

Ownership Structure of Manager

[Intentionally Omitted]

EXHIBIT E

Form of Replacement Management Agreement

[Intentionally Omitted]

SCHEDULE 4.1

[Intentionally Omitted]

SCHEDULE 5.2.3

[Intentionally Omitted]

SCHEDULE 5.2.17

[Intentionally Omitted]

SCHEDULE 5.2.19

[Intentionally Omitted]

SCHEDULE 7.1.4

[Intentionally Omitted]

SCHEDULE 9.1.2

[Intentionally Omitted]

SCHEDULE 12.3.3

[Intentionally Omitted]